Exhibit 99.1

DCP Midstream Partners Reports Second Quarter 2006 Results

          DENVER, Aug. 9 /PRNewswire-FirstCall/ -- DCP Midstream Partners, LP (NYSE: DPM) today reported results of operations for the three and six months ended June 30, 2006.  On Dec. 7, 2005, DCP Midstream Partners, LP (the Partnership) completed its initial public offering of common units.  Earnings for periods prior to the date of the initial public offering are attributable to DCP Midstream Partners Predecessor, which consists of subsidiaries and assets of Duke Energy Field Services, LLC, the owner of the Partnership’s general partner, which were contributed to the Partnership.

          For the three months ended June 30, 2006, the Partnership reported net income of $8.8 million, or $0.47 per limited partner unit, compared to $7.7 million for the same period in 2005.  For the six months ended June 30, 2006, the Partnership reported net income of $14.2 million, or $0.79 per limited partner unit, compared to $14.8 million for the same period in 2005.

          On July 27, 2006, the board of directors of the Partnership’s general partner declared a $0.03 increase in the quarterly distribution to $0.38 per limited partner unit, equating to a prospective annual distribution of $1.52 per limited partner unit.  The Partnership’s distributable cash flow for the three months ended June 30, 2006 was $11.1 million, or 1.6 times the amount required to cover its planned distribution to the general and limited partners.  The Partnership’s distributable cash flow for the six months ended June 30, 2006 was $19.3 million, or 1.5 times the amount required to cover its planned distribution to the general and limited partners.

          “We had an excellent second quarter and our assets continue to generate strong earnings and cash flow, supporting the Board’s decision to increase the quarterly distribution by 8.6%,” said Mike Bradley, president and CEO.  “Our primary objective is to generate stable and increasing cash flows to provide our unitholders an attractive return on their investment.  Our assets have performed better than our projections, and we look forward to continued execution of our growth strategy.”

          EBITDA for the second quarter of 2006 was $12.8 million, compared to $10.6 million in the corresponding 2005 period.  Increases in gross margin resulting primarily from strong crude oil and natural gas liquids (NGL) prices, increased gathering and processing volumes, and marketing activity on our PELICO system were partially offset by higher general and administrative expense.  General and administrative expenses increased $1.6 million in the second quarter of 2006 as compared to the second quarter of 2005 due primarily to public company costs.

          EBITDA for the six months ended June 30, 2006 was $22.3 million, compared to $20.7 million in the corresponding 2005 period.  Increases in gross margin resulting primarily from strong crude oil and NGL prices, increased gathering and processing volumes, and marketing activity on our PELICO system were partially offset primarily by higher general and administrative expense and operating and maintenance expense.  General and administrative expenses increased $4.1 million for the six months ended June 30, 2006 as compared to the same period in 2005 due primarily to public company costs.  Operating and maintenance expense increased to $7.3 million for the six months ended June 30, 2006 as compared to $6.5 million for the same period in 2005 primarily due to higher costs for direct labor, outside services, parts and supplies, and costs related to pipeline integrity testing on our Minden gathering syste m.

          As of June 30, 2006, the Partnership has hedged approximately 80 percent of its projected natural gas, NGL, and condensate commodity price exposure through 2010 and approximately 60 percent of its expected condensate commodity price exposure in 2011.  As a result, changes in commodity prices are not expected to have a significant impact on earnings and cash flows of the Partnership.

          EBITDA, gross margin, segment gross margin, and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information” below.

          OPERATING RESULTS BY BUSINESS SEGMENT

          Natural Gas Services -- Gross margin increased $3.9 million to $18.2 million for the three months ended June 30, 2006, from $14.3 million in the same period of 2005.  Gross margin increased $6.7 million to $35.2 million for the six months ended June 30, 2006 from $28.5 million in the same period in 2005.  These increases are due primarily to higher commodity prices and favorable frac spreads in the second quarter of 2006 along with an increase in volumes attributable to strong drilling activity around our assets and crosshaul volumes on our PELICO system.

          NGL Logistics -- Gross margin related to our Seabreeze pipeline was $1.1 million for the three months ended June 30, 2006 and the same period of 2005.  Gross margin also remained consistent at $2.0 million for the six months ended June 30, 2006 and 2005.

          EARNINGS CALL

          DCP Midstream Partners will hold its quarterly conference call to discuss second quarter results August 10, 2006 at 11 a.m. ET.  The dial-in number for the call is 800-561-2731 in the United States or 617-614-3528 outside the United States, pass code 21390082.  A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com.  The call will be available for replay for seven days by dialing 888-286-8010, in the United States or 617-801-6888 outside the United States, pass code 55653127.  A replay and transcript of the broadcast will also be available on the company’s Web site.

          NON-GAAP FINANCIAL INFORMATION

          This press release and the accompanying financial schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, gross margin, segment gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders.

          We define EBITDA as net income less interest income plus interest expense and depreciation and amortization expense.  EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

          EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

*	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

*	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

*	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

          We define gross margin as total operating revenues less purchases of natural gas and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less purchases of natural gas and NGLs for that segment.  Our gross margin equals the sum of our segment gross margins.  Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations.  Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.

          We define distributable cash flow as EBITDA, plus interest income, less interest expense, earnings from equity method investment, maintenance capital expenditures, net of reimbursable projects, and adjustments for non-cash hedge ineffectiveness.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.  Non-cash hedge ineffectiveness refers to the ineffective portion of our cash flow hedges, which is recorded in earnings in the current period.  This amount is considered to be non-cash for the purpose of computing distributable cash because settlement will not occur until future periods and will be impacted by future changes in commodity prices .. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

          DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and produces, transports and markets natural gas liquids. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, LLC, a joint venture between Duke Energy and ConocoPhillips.  For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

          This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP including projections, estimates, forecasts, plans and objectives.  These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance.  In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control.  These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate ri sks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards.  Therefore, actual results and outcomes may differ materially from what is expressed in such forward-looking information.

          In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Information contained in this press release is unaudited, and is subject to change.

Statements of Operations

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

	($ in millions, except per unit data)
	(Unaudited)
Sales of natural gas, NGLs and condensate	$88.1	$144.7	$201.6	$266.8
Transportation and processing	6.9	5.5	13.4	10.8
Total operating revenues	95.0	150.2	215.0	277.6
Purchases of natural gas and NGLs	75.7	134.8	177.8	247.1
Gross margin	19.3	15.4	37.2	30.5
Operating and maintenance expense	(3.0)	(2.9)	(7.3)	(6.5)
General and administrative expense	(3.6)	(2.0)	(7.7)	(3.6)
Earnings from equity method investment	0.1	0.1	0.1	0.3
EBITDA	12.8	10.6	22.3	20.7
Depreciation and amortization expense	(2.9)	(2.9)	(5.9)	(5.9)
Interest income	1.5	—	3.0	—
Interest expense	(2.6)	—	(5.2)	—
Net income	$8.8	$7.7	$14.2	$14.8
Less:
Net income attributable to DCP Midstream Partners Predecessor	—	(7.7)	—	(14.8)
General partner interest in net income	(0.2)	—	(0.3)	—
Net income allocable to limited partners	$8.6	$—	$13.9	$—
Net income per limited partner unit - basic and diluted	$0.47	$—	$0.79	$—
Weighted average limited partners’ units outstanding - basic and diluted	17.5	—	17.5	—

Segment Financial and Operating Data

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

	($ in millions)
Natural Gas Services Segment
Financial Data
Segment gross margin	$18.2	$14.3	$35.2	$28.5
Operating data
Natural gas throughput (MMcf/d)	386	340	375	330
NGL gross production (Bbls/d)	5,320	4,858	5,141	4,965
NGL Logistics Segment
Financial data
Segment gross margin	$1.1	$1.1	$2.0	$2.0
Operating data
Seabreeze throughput (Bbls/d)	19,702	14,599	19,365	14,462
Black Lake throughput (Bbls/d)	4,767	5,044	4,582	5,138

Reconciliation of Non-GAAP Measures

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

	($ in millions)
Reconciliation of segment net income to segment gross margin
Natural Gas Services Segment
Net income	$12.6	$8.7	$22.7	$16.6
Add:
Depreciation and amortization expense	2.7	2.7	5.5	5.5
Operating and maintenance expense	2.9	2.9	7.0	6.4
Segment gross margin	$18.2	$14.3	$35.2	$28.5
NGL Logistics Segment
Net income	$0.9	$1.0	$1.4	$1.8
Add:
Depreciation and amortization expense	0.2	0.2	0.4	0.4
Operating and maintenance expense	0.1	—	0.3	0.1
Less: Earnings from equity method investment	0.1	0.1	0.1	0.3
Segment gross margin	$1.1	$1.1	$2.0	$2.0

Reconciliation of Non-GAAP Measures (cont.)

	Three months ended June 30, 2006	Six months ended June 30, 2006

	($ in millions)
Reconciliation of net income to EBITDA, distributable cash flow and net cash provided by operating activities:
Net income	$8.8	$14.2
Interest income	(1.5)	(3.0)
Interest expense	2.6	5.2
Depreciation and amortization expense	2.9	5.9
EBITDA	12.8	22.3
Interest income	1.5	3.0
Interest expense	(2.6)	(5.2)
Maintenance capital expenditures, net of reimbursable projects	(0.8)	(2.2)
Earnings from equity method investment	(0.1)	(0.1)
Non-cash hedge ineffectiveness	0.1	0.5
Post-closing reimbursement from DEFS for maintenance capital expenditures	0.2	1.0
Distributable cash flow	11.1	19.3
Maintenance capital expenditures, net of reimbursable projects	0.8	2.2
Post-closing reimbursement from DEFS for maintenance capital expenditures	(0.2)	(1.0)
Net changes in operating assets and liabilities, excluding non-cash hedge ineffectiveness	3.2	(8.4)
Other, net	(0.6)	(1.3)
Net cash provided by operating activities	$14.3	$10.8
Net cash used in investing activities	$(4.0)	$(7.8)
Net cash used in financing activities	$(3.2)	$(24.9)

	Three months ended June 30, 2005	Six months ended June 30, 2005

	($ in millions)
Reconciliation of net income to EBITDA and net cash provided by operating activities:
Net income	$7.7	$14.8
Depreciation and amortization	2.9	5.9
EBITDA	10.6	20.7
Earnings from equity method investment	(0.1)	(0.3)
Net changes in operating assets and liabilities	(8.8)	(2.5)
Net cash provided by operating activities	$1.7	$17.9
Net cash used in investing activities	$(1.6)	$(2.8)
Net cash used in financing activities	$(0.1)	$(15.1)

SOURCE  DCP Midstream Partners, LP

          -0-                                                  08/09/2006
          /CONTACT:  Media and Investor Relations, Karen Taylor of DCP Midstream
Partners, LP, +1-303-633-2913, or 24-Hour, +1-303-809-9160/
          /Web site:  http://www.dcppartners.com /
          (DPM)